Exhibit 99.1

Contact:	David Taylor Chief Financial Officer (336) 335-7668 Investor Relations (866) 321-5418
LORILLARD, INC. REPORTS THIRD QUARTER 2008 RESULTS
     GREENSBORO, NC, October 27, 2008—Lorillard, Inc. (NYSE:LO) today reported results for the third quarter ended September 30, 2008.
     Highlights
•	Net sales increased 7.8% to $1.125 billion for the third quarter of 2008, compared to $1.044 billion in the third quarter of 2007.

•	Operating income increased 9.8% to $382 million, or 34.0% of sales.

•	The company reported net income of $237 million or $1.38 per share.

•	The company repurchased approximately 3.9 million shares; paid a dividend of $0.92 per share.
     Third Quarter 2008 Results
     Net sales were $1.125 billion in the third quarter of 2008, compared to $1.044 billion in the third quarter of 2007. The 7.8% increase in net sales reflects higher average unit prices and higher net unit sales volume, partially offset by higher sales promotion costs accounted for as a reduction in net sales. Gross profit was $472 million in the third quarter of 2008, compared to $430 million in the third quarter of 2007. The increase in gross profit reflects an increase in net sales, partially offset by higher manufacturing costs and higher costs related to the State Settlement Agreements.
     Total Lorillard wholesale shipment volume for the third quarter of 2008 of 10.093 billion units was up 4.5 percent compared with the third quarter of 2007. Domestic wholesale shipments were up 4.5 percent for the same period. Total industry shipments are estimated to be down 3.4% for the third quarter of 2008 compared with the third quarter of 2007. See attached table for details of Lorillard brand wholesale shipments.
     Newport’s domestic wholesale shipments increased 2.5% in the third quarter of 2008 compared to the third quarter of 2007.
     According to Lorillard’s proprietary retail shipment database, Newport continued to increase its retail market share during the third quarter of 2008 by .43 share points over the third quarter of 2007. See attached table for selected retail share data.
     Selling, general and administrative costs rose as a result of an increase in legal expenses of $9 million in the third quarter of 2008 as compared to the third quarter of 2007 due primarily to the continuing defense costs associated with the Engle progeny cases and other matters. Operating income was $382 million, or 34.0% of sales, compared to $348 million, or 33.3% of sales, in the same period a year ago.

     Other income declined $29 million ($0.10 per share after tax) during the third quarter of 2008, due to lower yields on investments and a lower average invested asset balance. Lorillard’s investments in limited partnerships were substantially reduced during the first quarter of 2008. Investments in cash and cash equivalents as of September 30, 2008 include $1.186 billion in repurchase agreements with financial institutions, which agreements are collateralized by treasury securities on deposit with the Company equal to 102% of the principal investment, $19 million in treasury money market funds and $2 million in other money market funds with various financial institutions.
     Lorillard’s effective income tax rate was 38.5% in the third quarter of 2008 compared to 36.0% in the third quarter of 2007, which increased income taxes by $10 million, primarily due to the impact of the separation from Loews on the availability of the manufacturer’s deduction for the pre-separation period and the favorable resolution of certain tax matters in the third quarter of 2007.
     The company reported net income of $237 million, compared to $244 million in the third quarter of 2007. These results, as compared to the third quarter of 2007 reflect higher net sales of $81 million, offset by higher expenses related to higher manufacturing costs, the State Settlement Agreements, higher legal expenses, lower investment income and a higher effective tax rate. Net income per share for the third quarter of 2008 was $1.38, compared to $1.40 in the third quarter of 2007.
     First Nine Months 2008 Results
     Net sales were $3.116 billion in the first nine months of 2008, compared to $3.012 billion in the first nine months of 2007. The 3.5% increase in net sales reflects higher average unit prices and higher net unit sales volume, partially offset by higher sales promotion costs accounted for as a reduction in net sales. During the first nine months of 2008, Lorillard’s domestic wholesale unit shipments increased by 1.6% versus an industry decline of 3.3%. Gross profit was $1.282 billion in the first nine months of 2008, compared to $1.240 billion in the first nine months of 2007. The increase in gross profit reflects an increase in net sales, partially offset by higher manufacturing costs and higher costs related to the State Settlement Agreements. See attached tables for wholesale shipment and selected retail share data comparing first nine months of 2008 and 2007.
     Selling, general and administrative expenses in the first nine months of 2008 include $18 million of costs related to the separation of Lorillard from Loews. In addition, selling, general and administrative expenses rose as a result of an increase in legal expenses of $19 million as compared to the first nine months of 2007. Operating income was $1.001 billion, or 32.1% of sales, compared to $994 million, or 33.0% of sales, in the same period a year ago.
     Other income declined $68 million ($0.24 per share after tax) due to lower yields and a lower average invested asset balance. Lorillard’s investments in limited partnerships, which generated $31 million in investment income in the first nine months of 2007, were substantially reduced during the first quarter of 2008.
     Lorillard’s effective income tax rate was 38.3% in the first nine months of 2008 compared to 36.7% in the first nine months of 2007, which increased income taxes by $17 million, primarily due to the impact of the separation from Loews on the availability of the manufacturer’s deduction for the pre-separation period and the non-deductibility of certain separation expenses.
     Net income for the first nine months of 2008 was $629 million, compared to $684 million in the first nine months of 2007. These results, as compared to 2007, reflect higher sales offset by higher expenses related to higher manufacturing costs, the State Settlement Agreements, increased selling, general and administrative expenses, costs related to the separation from Loews and lower investment income. Net income per share for the first nine months of 2008 was $3.63, compared to $3.93 for the first nine months of 2007.

     Additional News
     During the third quarter of 2008, Lorillard made a number of announcements.
     On July 9, 2008, Lorillard announced that its Board of Directors had approved a share repurchase program, authorizing the Company to repurchase in the aggregate up to $400 million of its outstanding common stock. During the third quarter, the Company repurchased approximately 3.9 million shares at an average price of $70.36 per share, for a total of $274 million. As of October 10, 2008, the Company completed its $400 million share repurchase program after repurchasing, in the aggregate, approximately 5.9 million shares at an average purchase price of $68.22 per share.
     On August 21, 2008, Lorillard announced the declaration of a quarterly dividend on its common stock, in the amount of $0.92, payable September 12, 2008 to shareholders of record September 2, 2008.
     Conference Call
     A conference call to discuss the third quarter results of Lorillard, Inc. has been scheduled for 10:00 a.m. EDT, October 27, 2008. A live broadcast of the call will be available online at the Lorillard, Inc. website (www.lorillard.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (888) 713-4209, or for international callers, (617) 213-4863. The conference ID number is 48507488. An online replay will be available at the Company’s website following the call.
     About Lorillard, Inc.
     Lorillard, Inc. (NYSE: LO) is the third largest manufacturer of cigarettes in the United States. Lorillard was founded in 1760, and is the oldest continuously operating tobacco company in the U.S. Newport(R), Lorillard’s flagship brand, is a menthol-flavored premium cigarette brand and the top selling menthol and second largest selling cigarette in the U.S. In addition to Newport, the Lorillard product line has five additional brand families marketed under the Kent(R), True(R), Maverick(R), Old Gold(R) and Max(R) brand names. These six brands include 44 different product offerings which vary in price, taste, flavor, length and packaging. Lorillard manufactures all of its products at its Greensboro, North Carolina facility and maintains its headquarters there.
     Forward-Looking Statements:
     Certain statements made in this press release are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect”, “intend”, “plan”, “anticipate”, “estimate”, “believe”, “will be”, “will continue”, “will likely result”, and similar expressions. In addition, any statement that may be provided by management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible actions by Lorillard, Inc. are also forward-looking statements as defined by the Reform Act.
     Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond the control of Lorillard, Inc., that could cause actual results to differ materially from those anticipated or projected. Information describing factors that could cause actual results to differ materially from those in forward-looking statements is available in Lorillard, Inc.’s filings with the Securities and Exchange Commission. These filings are available from the SEC over the Internet or in hard copy, and are, in some cases, available from Lorillard, Inc. as well. Forward-looking statements speak only as of the time they are made, and Lorillard, Inc. expressly disclaims any obligation or undertaking to update these statements to reflect any change in expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

Lorillard, Inc. and Subsidiaries
Consolidated Condensed Statements of Income
(Unaudited)

	September 30,
	Three Months		Nine Months

	2008	2007	2008	2007

	(Amounts in millions, except per share data)

Net sales (a)	$1,125	$1,044	$3,116	$3,012
Cost of sales (a) (b)	653	614	1,834	1,772

Gross profit	472	430	1,282	1,240
Selling, general and administrative	90	82	281	246

Operating income	382	348	1,001	994

Other income (expense), net (c)	4	33	18	86

Income before income taxes	386	381	1,019	1,080
Income taxes	149	137	390	396

Net income	$237	$244	$629	$684

Earnings per share:
Basic	$1.38	$1.40	$3.63	$3.93
Diluted	$1.38	$1.40	$3.62	$3.93

Number of shares outstanding:
Basic	172.37	173.92	173.40	173.92
Diluted	172.49	173.92	173.53	173.92

(a)	Includes excise taxes of $189, $181, $536 and $522 for the respective periods.

(b)	Includes charges of $304, $277, $854 and $802 ($187, $177, $527 and $508 after taxes) to accrue obligations under the State Settlement Agreements for the respective periods.

(c)	Includes income (loss) from limited partnership investments of ($0.9), $12, ($0.1) and $31 (($0.6), $8, ($0.0) and $20 after taxes) for the respective periods.

Lorillard, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
(Unaudited)

	September 30,	December 31,
	2008	2007
(In millions)
Assets:
Cash and cash equivalents	$1,208	$1,210
Accounts receivables, less allowance of $2 and $2	23	10
Receivables from limited partnerships	19	198
Inventories	261	223
Deferred income taxes	432	462

Total current assets	1,943	2,103

Plant and equipment	218	207
Prepaid pension assets	109	103
Other investments	15	65
Deferred taxes and other assets	61	122

Total assets	$2,346	$2,600

Liabilities and Shareholders’ Equity:
Accounts and drafts payable	$16	$29
Accrued liabilities	257	231
Settlement costs	895	919
Income taxes	65	9

Total current liabilities	1,233	1,188

Postretirement pension, medical and life insurance benefits	276	284
Other liabilities	112	115

Total liabilities	1,621	1,587

Commitments and Contingent Liabilities

Shareholders’ Equity:
Preferred stock, $0.01 par value, authorized 10 shares	—	—
Common stock:
Authorized – 600 shares; par value – $.01 per share
Issued and outstanding – 170 and 174 shares	2	2
Additional paid-in capital	220	217
Earnings retained in the business	862	882
Accumulated other comprehensive loss	(85)	(88)

	999	1,013
Treasury shares at cost, 4 shares in 2008	(274)	—

Total shareholders’ equity	725	1,013

Total liabilities and shareholders’ equity	$2,346	$2,600

Lorillard, Inc. and Subsidiaries
Wholesale Shipments
Information regarding unit volume shipped by Lorillard Tobacco Company to its direct buying customers by brand follows (all units in thousands):

	September 30,
	Three Months			Nine Months

	2008	2007	% Change	2008	2007	% Change

Full Price Brands

Total Newport	8,889,962	8,674,317	2.5	25,124,689	25,122,346	0.0
Total Kent	100,854	126,111	-20.0	304,314	370,818	-17.9
Total True	94,326	114,803	-17.8	280,932	334,913	-16.1
Total Max	6,381	7,299	-12.6	18,876	22,020	-14.3
Total Satin	0	0		0	72	-100.0

Total Full Price Brands	9,091,523	8,922,530	1.9	25,728,811	25,850,169	-0.5

Price/Value Brands

Total Old Gold	144,737	157,920	-8.3	415,481	469,478	-11.5
Total Maverick	656,772	385,492	70.4	1,627,638	1,007,008	61.6

Total Price/Value Brands	801,509	543,412	47.5	2,043,119	1,476,486	38.4

Total Domestic Cigarettes	9,893,032	9,465,942	4.5	27,771,930	27,326,655	1.6

Total Puerto Rico and U.S. Possessions	200,184	190,050	5.3	549,936	592,794	-7.2

Grand Total	10,093,216	9,655,992	4.5	28,321,866	27,919,449	1.4

Notes:
1.	This information is unaudited and is not adjusted for returns.

2.	Domestic unit volume includes units sold as well as promotional units, and excludes volumes for Puerto Rico and U.S. Possessions.

3.	Unit volume for a quarter is not necessarily indicative of unit volume for any subsequent period.

4.	Unit volume is not necessarily indicative of the level of revenues for any period.

5.	The three and nine month periods ended September 30, 2008 contain one more shipping day than the comparable 2007 periods.

Lorillard, Inc. and Subsidiaries
Selected Domestic Retail Market Share Data (1)

	Three Months Ended			Nine Months Ended
	September 30			September 30
	2008	2007	Pt Change	2008	2007	Pt Change

Lorillard	11.13	10.44	.69	10.98	10.38	.60

Newport	10.01	9.58	.43	9.94	9.55	.39

Total Industry Menthol	28.74	28.34	.40	28.77	28.36	.41

Newport Share of Menthol Segment	34.81	33.80	1.01	34.55	33.68	.87
(1) Lorillard Proprietary Retail Database